[Bank of America Logo]
April 16, 2001                                                      Exhibit 99.1


Contact:
Investors  Susan Carr (704-386-8059) or Kevin Stitt (704-386-5667)
Media      Bob Stickler (704-386-8465)



    Bank of America Earns $1.9 billion, or $1.15 Per Share, in First Quarter



CHARLOTTE, April 16, 2001 - Bank of America Corporation today reported first quarter earnings of $1.87 billion, or $1.15 per share (diluted). Earnings were significantly above the $1.39 billion, or $ .85 per share reported in the fourth quarter of 2000, but below the record $2.24 billion, or $1.33 per share, earned a year ago. The return on common equity was 15.9 percent.

The decline in earnings from a year ago was more than accounted for by a $415 million increase in the provision for credit losses and a $416 million decline in equity investment gains. Without those two factors, earnings were up about 7 percent from last year's record results.

"We are pleased with our continued progress in meeting strategic goals and continue to see good customer flows across many business lines. It is clear, however, that the increasingly weak economic environment is making it difficult for our efforts to show up on the bottom line," said Hugh L. McColl, Jr., chairman and chief executive officer."During the first quarter, we significantly strengthened our senior management team with executives from outside banking, implemented incentives to integrate our businesses and boost customer satisfaction, and extended new deposit pricing across the franchise to build on that core strength.

"By adding to the credit reserve and sharply reducing marginally profitable assets, we strengthened our balance sheet as we have promised investors," McColl said. "And we continued to invest in our growth by selectively building out our asset management business and investment banking platform. Electronic bill payment is now available across the franchise, and we continue to make steady progress in rolling out other value-added e-commerce services. As the economy improves, these and other initiatives will create greater value for customers and shareholders."

First Quarter Financial Highlights (compared to a year ago)
-----------------------------------------------------------

o Net interest income grew 3 percent, as the net yield on earning assets rose 13 basis points, the first year-over-year increase in more than a year.

o Average deposits were up by $10 billion, as a new pricing initiative aimed at relationship customers increased consumer money market savings balances by $5.2 billion.

o Card fee revenue rose 18 percent, reflecting increased purchase volume as well as the continued sharp rise in debit card usage.

o Period-end assets dropped by $46 billion, reflecting balance sheet management strategies such as a repositioning from securities to off-balance-sheet swaps, a decline in trading assets and a reduction in marginally profitable corporate credits to improve asset returns and capital efficiency.

o    Total equity rose $3.6 billion, further strengthening the balance sheet.

o Provision expense exceeded net charge-offs by $63 million during the latest quarter.

o Results included a $140 million gain from the sale of an interest in the Star ATM network, a one-time $83 million charge to adopt FAS 133 and a one-time charge of $41 million associated with the closing of Price Auto Outlet.

Revenue
-------

Revenue declined by 2 percent in the first quarter from the previous year, reflecting the significant drop in equity investment gains driven by the weakening stock market. While equity investment gains fell by $416 million, revenue in all other categories rose by $265 million in total, or 3 percent.

Fully taxable-equivalent net interest income increased 3 percent to $4.72 billion, reflecting a 13 basis-point improvement in the net yield to 3.39 percent. Managed loan levels were up 5 percent from a year earlier, as consumer loans continued to grow, offset by strategic downsizing of the corporate portfolio. In part reflecting balance sheet initiatives, total average managed loans did not grow during the first quarter. Deposits rose 3 percent compared to a year ago.

Noninterest income declined 7 percent to $3.78 billion. A 74 percent decline in equity investment gains more than offset an 18 percent increase in card fees, a similar gain in mortgage banking income, a 9 percent improvement in total service charges and a 6 percent increase in investment and brokerage services. Investment banking income declined by 13 percent while trading was 6 percent below last year's record quarter, due to the one-time FAS 133 transition adjustment.

Efficiency
----------

Noninterest expense was up by less than 1 percent to $4.65 billion. The impact of productivity initiatives was offset by investments in growth businesses such as asset management, card services and investment banking. The cash-basis efficiency ratio was 52.1 percent.

Credit Quality
--------------

As the company projected late last year, provision expense, loan losses and nonperforming assets continue to be at elevated levels as the economy slows.

o The provision for credit losses in the first quarter was $835 million compared to $420 million a year earlier. Provision expense in the latest quarter exceeded net charge-offs by $63 million, as the company strengthened the reserve for credit losses.

o Net charge-offs were $772 million, or .81 percent of loans and leases, up from $420 million, or .45 percent, a year ago, but down from $1.08 billion, or 1.07 percent, in the fourth quarter of 2000. The increase from a year ago continued to be centered in the commercial domestic portfolio, which accounted for $243 million of the $352 million rise in total net charge-offs. Consumer finance and bankcard charge-offs did increase from a year earlier. These increases reflect the seasoning of the consumer finance portfolio and an increase in bankcard outstandings. On a managed basis, bankcard charge-offs actually fell from 5.43 percent of outstandings to
     4.37 percent.

o Nonperforming assets were $5.9 billion, or 1.54 percent of loans, leases and foreclosed properties at March 31, 2001, compared to $3.5 billion, or .91 percent, a year earlier. The increase in nonperforming assets was also centered in the commercial domestic portfolio, which accounted for 75 percent of the growth. Consumer finance nonperforming loans accounted for 17 percent of the growth in nonperforming assets.

     Nonperforming assets were up $440 million, or 8 percent, from December 31, 2000, including the addition of the company's outstanding loans on March 31, 2001 to a utility which filed for Chapter 11 bankruptcy in early April.

o The allowance for credit losses totaled $6.9 billion at March 31, 2001, up $73 million from a year ago. The allowance equaled 1.80 percent of loans and leases compared to 1.79 percent a year ago.

Capital Management
------------------

Total shareholders' equity was $48.9 billion at March 31, 2001, up 8 percent from 12 months earlier and representing 8.02 percent of period-end assets of $610 billion. The Tier 1 Capital Ratio rose 15 basis points from December 31, 2000 to 7.65 percent.

During the quarter, the company repurchased 14 million shares. Since June 1999, 160 million shares have been repurchased, representing an investment in Bank of America stock of $8.9 billion. Average (diluted) common shares outstanding were
1.63 billion in the first quarter, down 3 percent from 1.69 billion a year earlier.

Cash Results
------------

Cash-basis earnings - which exclude the amortization of intangibles - were $2.1 billion, or $1.28 per share, in the latest quarter. The cash return on common equity was 17.75 percent.

Consumer and Commercial Banking
-------------------------------

Consumer and Commercial Banking earned $1.09 billion in the first quarter, up 14 percent from $954 million a year ago. Revenue increased 7 percent while expenses remained flat. Return on equity reached 21 percent while Shareholder Value Added
(SVA) rose $159 million over a year earlier. Both the Banking Regions and Consumer Products registered strong earnings growth while Commercial Banking results declined due to higher provision expense.

Net interest income was up slightly from a year ago, as loan and deposit growth was offset by the impact of the money market savings pricing initiative. Strong home equity and credit card growth drove total managed loan growth of 6 percent. A 2 percent increase in deposits was paced by a $5.2 billion rise in money market savings account balances due to enhanced pricing designed to spur growth in this core business.

Noninterest income increased 19 percent. Strong gains in card and mortgage banking income as well as increased service charges were the principal factors. Card income rose 18 percent, driven by increased purchase volume. Total mortgage banking income rose 18 percent, as originations increased in the wake of lower interest rates. Total service charges rose 11 percent, reflecting heightened activity.

Provision expense rose 30 percent, reflecting higher consumer finance and bankcard charge-offs and deteriorating credit quality among middle-market clients.

Global Corporate and Investment Banking
---------------------------------------

Global Corporate and Investment Banking earned $604 million, down from $724 million a year ago, due to a significant increase in provision expense from $27 million to $245 million. Revenue rose 3 percent to $2.56 billion while expenses were up 2 percent to $1.37 billion. Return on equity was 18 percent while SVA declined $91 million from a year earlier, reflecting higher credit costs.

Net interest income improved by 12 percent, led by stronger contributions from trading-related activities. Trading account profits were 2 percent better than the previous year's record results. Investment banking income declined 13 percent, reflecting weaker demand in certain markets. Originations of fixed-income products, especially in the high-grade markets, were strong. But demand for equity products and merger and acquisition services was weak.

Asset Management
----------------

The falling stock market impacted results in Asset Management, which earned $130 million, down 10 percent from a year earlier. Total revenue rose 5 percent, led by 10 percent growth in net interest income. Return on equity was 26 percent and SVA declined $25 million from a year earlier, as costs to build the business offset higher revenues.

Noninterest income rose 3 percent as investment and brokerage services income gained 2 percent. Assets in the Nations Funds were $117 billion, up $29 billion from a year earlier. Total assets under management increased by $24 billion to $286 billion. First quarter results included the addition of the Marsico Funds.

Equity Investments
------------------

Equity investments results also reflected the weaker equity markets. Equity Investments earned $35 million, down from $301 million a year earlier. Return on equity was 6 percent and SVA fell by $281 million, driven by lower market-related revenue. Equity investment gains were $141 million in the latest quarter, including the Star gain, compared to $547 million in the same period a year ago.

One of the world's leading financial services companies, Bank of America is committed to making banking work for customers like it never has before. Through innovative technologies and the ingenuity of its people, Bank of America provides individuals, small businesses and commercial, corporate and institutional clients across the United States and around the world new and better ways to manage their financial lives. The company enables customers to do their banking and investing whenever, wherever and however they choose through the nation's largest financial services network, including approximately 4,400 domestic offices and 13,000 ATMs, as well as 38 international offices, a telephone banking network that handles over a half billion calls a year and an Internet Web site that provides online access for over 3 million customers, more than any other bank.

Bank of America stock (ticker: BAC) is listed on the New York, Pacific and London stock exchanges. The company's Web site is www.bankofamerica.com. News, speeches and other corporate information may be found at www.bankofamerica.com/newsroom.


NOTE: James H. Hance Jr., vice chairman and chief financial officer, will discuss the results for the first quarter in a conference call at 9:30 a.m.
(EDT) today. The call can be accessed through a webcast available on the Bank of America website at http://www.bankofamerica.com/investor



                              www.bankofamerica.com
                              ---------------------

Forward Looking Statements
--------------------------

This press release contains forward-looking statements with respect to the financial conditions and results of operations of Bank of America, including, without limitation, statements relating to the earnings outlook of the company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) projected business increases following process changes and other investments are lower than expected; (2) competitive pressure among financial services companies increases significantly; (3) costs or difficulties related to the integration of acquisitions are greater than expected; (4) general economic conditions, internationally, nationally or in the states in which the company does business, are less favorable than expected; (5) changes in the interest rate environment reduce interest margins and affect funding sources; (6) changes in market rates and prices may adversely affect the value of financial products; and (7) legislation or regulatory requirements or changes adversely affect the businesses in which the company is engaged; and (8) decisions to downsize, sell or close units or otherwise change the business mix of the company. For further information, please refer to Bank of America's reports filed with the SEC.

Bank of America

                                                                                             Three months
                                                                                            Ended March 31
                                                                           ------------------------------------------------
Financial Summary                                                                   2001                       2000
-----------------                                                          ------------------------     -------------------
(In millions, except per share data; shares in thousands)
Operating net income....................................................                 $   1,870               $   2,240
    Operating earnings per common share.................................                      1.16                    1.34
    Diluted operating earnings per common share.........................                      1.15                    1.33

Cash basis earnings(1) .................................................                     2,093                   2,457
    Cash basis earnings per common share................................                      1.30                    1.47
    Cash basis diluted earnings per common share........................                      1.28                    1.46
Dividends per common share..............................................                      0.56                    0.50
Closing market price per common share...................................                     54.75                   52.44
Average common shares issued and outstanding............................                 1,608,890               1,669,311
Average diluted common shares issued and outstanding....................                 1,631,099               1,688,318

Summary  Income Statement (Operating Basis)
-------  ----------------------------------
(Taxable-equivalent basis in millions)

Net interest income.....................................................                 $   4,721               $   4,576
Provision for credit losses.............................................                      (835)                   (420)
Gains/ (losses) on sales of securities..................................                        (8)                      6
Noninterest income......................................................                     3,780                   4,065
Other noninterest expense...............................................                    (4,654)                 (4,623)
                                                                           ------------------------     -------------------
Income before income taxes..............................................                     3,004                   3,604
Income taxes - including taxable-equivalent basis adjustment............                     1,134                   1,364
                                                                           ------------------------     -------------------
Operating net income....................................................                 $   1,870               $   2,240
                                                                           ========================     ===================

Summary Balance Sheet
---------------------
(Average balances in billions)

Loans and leases........................................................                 $ 387.889               $ 376.584
Managed loans and leases(2) ............................................                   409.261                 389.432
Securities..............................................................                    55.221                  88.211
Earning assets..........................................................                   561.427                 563.170
Total assets............................................................                   648.698                 651.019
Deposits................................................................                   355.618                 345.374
Shareholders' equity....................................................                    47.866                  46.030
Common shareholders' equity.............................................                    47.794                  45.953

Performance Indices (Operating Basis)
-------------------------------------

Return on average common shareholders' equity...........................                     15.86   %               19.59  %
Cash basis return on average equity.....................................                     17.75                   21.49
Return on average assets................................................                      1.17                    1.38
Cash basis return on average assets.....................................                      1.31                    1.52
Net interest yield......................................................                      3.39                    3.26
Efficiency ratio........................................................                     54.73                   53.49
Cash basis efficiency ratio.............................................                     52.11                   50.98
Shareholder value added ................................................                 $     679               $   1,086
Net charge-offs (in millions)...........................................                       772                     420
    % of average loans and leases.......................................                       .81   %                 .45  %
Managed bankcard net charge-offs as a % of average
    managed bankcard receivables........................................                      4.37                    5.43

Reported Results (Including Merger and Restructuring Charges)
-------------------------------------------------------------
(In millions, except per share data; shares in thousands)

Net Income..............................................................                 $   1,870               $   2,240
    Earnings per common share...........................................                      1.16                    1.34
    Diluted earnings per common share...................................                      1.15                    1.33
Cash basis return on average equity.....................................                     17.75   %               21.49  %

(1) Cash basis calculations exclude goodwill and other intangible amortization expense.
(2) Prior periods have been restated for comparability (e.g., acquisitions, divestitures, sales and securitizations).

Bank of America                                            - Continued

Balance Sheet Highlights                                                                      March 31
------------------------                                                ----------------------------------------------------
(In billions, except per share data)                                             2001                       2000
                                                                        ----------------------------------------------------
Loans and leases........................................................              $ 382.677               $ 382.085
Securities..............................................................                 50.378                  83.851
Earning assets..........................................................                522.698                 564.356
Total assets............................................................                609.755                 656.113
Deposits................................................................                352.460                 351.626
Shareholders' equity....................................................                 48.886                  45.299
Common shareholders' equity.............................................                 48.815                  45.222
    Per share...........................................................                  30.47                   27.28

Total equity to assets ratio (period end)...............................                   8.02 %                  6.90 %

Risk-based capital ratios:
     Tier 1.............................................................                   7.65                    7.42
     Total..............................................................                  11.84                   11.00

Leverage ratio..........................................................                   6.41                    6.17

Period-end common shares issued and outstanding (in thousands)                        1,601,984               1,657,754

Allowance for credit losses.............................................              $   6,900               $   6,827
Allowance for credit losses as a % of loans and leases..................                   1.80 %                  1.79 %
Allowance for credit losses as a % of nonperforming loans...............                 122.78                  206.79
Nonperforming loans.....................................................              $   5,620               $   3,302
Nonperforming assets....................................................                  5,897                   3,481
Nonperforming assets as a % of:
     Total assets.......................................................                    .97 %                   .53 %
     Loans, leases and foreclosed properties............................                   1.54                     .91

Other Data
----------

Full-time equivalent employees..........................................                143,584                 152,948
Number of banking centers...............................................                  4,339                   4,502
Number of ATM's.........................................................                 12,866                  12,933

BUSINESS SEGMENT RESULTS - Three Months  Ended March 31, 2001
(Dollars in millions)
                                                                              Operating            Avg Loans         Return on
                                                       Total Revenue          Net Income          and Leases           Equity
                                                  ----------------------  -------------------  ------------------ ----------------
Consumer and Commercial Banking...................       $ 5,156              $ 1,089             $ 198,457             21.4 %
Asset Management Group............................           576                  130                23,531             26.2
Global Corporate and Investment Banking...........         2,563                  604               109,190             17.9
Equity Investments................................           105                   35                   504              6.3
Other.............................................           101                   12                56,209              n/m


n/m = not meaningful

Additional financial information for investors can be found at http://www.bankofamerica.com/newsroom/press/images/1q01fact.pdf